Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Keynote Systems, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-107442, 333-85242, 333-73244, 333-47980, 333-87791) on Form S-8 of Keynote Systems, Inc. of our reports dated December 13, 2006, with respect to the consolidated balance sheets of Keynote Systems, Inc. and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Keynote Systems, Inc.
Our report dated December 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, contains an explanatory paragraph that states Keynote Systems, Inc. acquired Keynote SIGOS GmbH during fiscal 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2006, Keynote SIGOS GmbH’s internal control over financial reporting.
As discussed in Note 2 (L) to the consolidated financial statements, effective October 1, 2005, the company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.
/s/ KPMG LLP
Mountain View, California
December 13, 2006